          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THERMOTREX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No filing fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ________

    (2) Aggregate number of securities to which transaction applies: ___________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _____________

    (4) Proposed maximum aggregate value of transaction: _______________________

    (5) Total fee paid:


[_] Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: ________________________________________________

    (2) Form, Schedule or Registration Statement No.: __________________________

    (3) Filing Party: __________________________________________________________

    (4) Date Filed: ____________________________________________________________

[LOGO OF THERMOTREX CORPORATION APPEARS HERE]

10455 PACIFIC CENTER COURT, SAN DIEGO, CA 92121

AA970440053

                                                               February 14, 1997

Dear Stockholder:

     The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of ThermoTrex Corporation. I respectfully request all Stockholders attend this Meeting, if possible.

     Our Annual Report for the fiscal year ended September 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

     Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by Proxy.

     I would appreciate your immediate attention to the mailing of this Proxy.

                                        Yours very truly,



                                        Gary S. Weinstein
                                        Chairman and Chief Executive Officer

[LOGO OF THERMOTREX CORPORATION APPEARS HERE]

10455 PACIFIC CENTER COURT, SAN DIEGO, CA 92121

                                                              February 14, 1997


To the Holders of the Common Stock of
   THERMOTREX CORPORATION

                           NOTICE OF ANNUAL MEETING

     The 1997 Annual Meeting of the Stockholders of ThermoTrex Corporation (the "Corporation") will be held on Wednesday, March 12, 1997, at 11:00 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154. The purpose of the Meeting is to consider and take action upon the following matters:

     1.   Election of nine Directors.

     2. A proposal recommended by the Board of Directors to increase the number of shares available for issuance under the Corporation's nonqualified stock option plan by 500,000 shares.

     3. Such other business as may properly be brought before the Meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is January 30, 1997.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by Proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                                  Sandra L. Lambert
                                                      Secretary

                                PROXY STATEMENT

     The enclosed Proxy is solicited by the Board of Directors of ThermoTrex Corporation (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, March 12, 1997, at 11:00 a.m. at the Westin Hotel, 70 Third Avenue Waltham, Massachusetts 02154, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 10455 Pacific Center Court, San Diego, CA 92121. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about February 18, 1997.

                               VOTING PROCEDURES

     The Board of Directors intends to present to the Meeting the election of nine Directors, constituting the entire Board of Directors as well as one other matter: a proposal to increase the number of shares available for issuance under the Corporation's nonqualified stock option plan by 500,000 shares.

     The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.01 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the management proposal to increase the number of shares available for issuance under the Corporation's nonqualified stock option plan, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on the management proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of Directors and the proposal to increase the number of shares available for issuance under the Corporation's nonqualified stock option plan, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 30, 1997, consisted of 19,199,656 shares of Common Stock. Only Stockholders of record at the close of business on January 30, 1997, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Nine Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron, is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation.

--------------------------------------------------------------------------------
MORTON COLLINS               Mr. Collins, 61, has been a Director of the
                             Corporation since 1991.  Mr. Collins has been a
                             General Partner of DSV Partners III, a venture
                             capital limited partnership, since 1981 and a
                             General Partner of DSV Management, Ltd. since
                             1982.  Since 1985, DSV Management, Ltd. has been a
                             General Partner of DSV Partners IV, a venture
                             capital limited partnership.  Mr. Collins is also
                             a director of Kopin Corporation, The Liposome
                             Company and Tandem Computers, Inc.
--------------------------------------------------------------------------------
PETER O. CRISP               Mr. Crisp, 64, has been a Director of the
                             Corporation since 1991.   Mr. Crisp has been a
                             General Partner of Venrock Associates, a venture
                             capital investment firm, for more than five years.
                             Mr. Crisp is also a Director of American
                             Superconductor Corporation, Evans & Sutherland
                             Computer Corporation, Long Island Lighting
                             Company, Thermedics Inc., Thermo Electron, Thermo
                             Power Corporation and United States Trust
                             Corporation.
--------------------------------------------------------------------------------
PAUL F. FERRARI              Mr. Ferrari, 66, a Director of the Corporation
                             since 1990, has been a consultant to Thermo
                             Electron since 1991.  Mr. Ferrari was a Vice
                             President of Thermo Electron from 1988 until his
                             retirement at the end of 1990; its Secretary from
                             1981 to 1990; and its Treasurer from 1967 to 1988.
                             Mr. Ferrari  is also a director of General
                             Scanning Inc.  and Thermedics Inc.
--------------------------------------------------------------------------------
GEORGE N. HATSOPOULOS        Dr. Hatsopoulos, 70, has been a Director of the
                             Corporation since 1988. Dr. Hatsopoulos has been
                             the Chairman of the Board and Chief Executive
                             Officer of Thermo Electron since 1956 and its
                             President from 1956 until  January 1997. Dr.
                             Hatsopoulos is also a director of Thermedics Inc.,
                             Thermo Ecotek Corporation, Thermo Electron, Thermo
                             Fibertek Inc., Thermo Instrument Systems Inc.,
                             Thermo Optek Corporation and ThermoQuest
                             Corporation.  Dr. Hatsopoulos is the brother of
                             Mr. John N. Hatsopoulos, a Director and Vice
                             President and Chief Financial Officer of the
                             Corporation.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
JOHN N. HATSOPOULOS          Mr. Hatsopoulos, 62, has been a Director of the
                             Corporation and its Vice President and Chief
                             Financial Officer since 1990.  Mr. Hatsopoulos has
                             been President and Chief Financial Officer of
                             Thermo Electron since January 1997 and 1988,
                             respectively.  Prior to his appointment as
                             President of Thermo Electron, he was an Executive
                             Vice President from 1986 to 1997.  Mr. Hatsopoulos
                             is also a director of  Thermedics Inc., Thermo
                             Ecotek Corporation, Thermo Fibergen Inc., Thermo
                             Fibertek Inc., Thermo Instrument Systems Inc.,
                             Thermo Power Corporation and Thermo TerraTech Inc.
                             Mr. Hatsopoulos is the brother of Dr. George N.
                             Hatsopoulos, a Director of the Corporation.
--------------------------------------------------------------------------------
ROBERT C. HOWARD             Mr. Howard, 66, has been a Director of the
                             Corporation since 1988 and was Chairman of the
                             Board from 1988 to February 1996.  Mr. Howard was
                             an Executive Vice President of Thermo Electron
                             since 1986 until his retirement in January 1997.
                             Mr. Howard currently serves as a consultant to
                             Thermo Electron.  He is also a Director of
                             Thermedics Inc., Thermo Cardiosystems Inc.,
                             ThermoLase Corporation, Thermo Power Corporation
                             and Trex Medical Corporation.
--------------------------------------------------------------------------------
FIROOZ RUFEH                 Mr. Rufeh, 59, has been a Director of the
                             Corporation since 1988. Mr. Rufeh was President of
                             the Corporation from 1988 until February 1997, and
                             Chairman of the Board and Chief Executive Officer
                             from 1988 to February 1996. Mr. Rufeh was also a
                             Vice President of Thermo Electron from 1986 until
                             February 1997. Beginning February 15, 1997, Mr.
                             Rufeh will be a consultant to Thermo Electron. Mr.
                             Rufeh is also a director of ThermoLase Corporation
                             and Trex Medical Corporation.
--------------------------------------------------------------------------------
GARY S. WEINSTEIN            Mr. Weinstein, 39, has been Chairman of the
                             Board, Chief Executive Officer and a Director of
                             the Corporation since February 1996.  Mr.
                             Weinstein has been a Managing Director of Lehman
                             Brothers Inc. from 1992 until February 1996,
                             serving from March 1995 until leaving the firm as
                             Managing Director, head of Global Syndicate and
                             Equity Capital Markets.  Mr. Weinstein joined
                             Lehman Brothers in 1988 and served in various
                             positions, including head of Equities in Europe,
                             head of Equity New Issues in North and South
                             America and head of Global Convertible Securities.
                             Mr. Weinstein is also a director of ThermoLase
                             Corporation and Trex Medical Corporation.
--------------------------------------------------------------------------------
NICHOLAS T. ZERVAS           Dr. Zervas, 67, has been a Director of the
                             Corporation since 1992.  Dr. Zervas has been Chief
                             of Neurological Service at Massachusetts General
                             Hospital since 1977.  Dr. Zervas is also a
                             director of Thermedics Inc., Thermo Cardiosystems
                             Inc. and ThermoLase Corporation.
--------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Mr. Collins (Chairman), Mr. Crisp and Mr. Ferrari. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Crisp (Chairman), Mr. Collins and Dr. Zervas. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met eleven times, the Audit Committee met three times and the Human Resources Committee met five times during fiscal 1996. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during fiscal 1996.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside Directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of outside Directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and Mr. Weinstein are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

     DEFERRED COMPENSATION PLAN FOR DIRECTORS

     Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 22,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of December 28, 1996, deferred units equal to 4,252.72 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     DIRECTORS STOCK OPTION PLAN

     In 1991, the Corporation adopted a directors stock option plan (the "Directors Plan"), which was amended in 1995. The Directors Plan provides for the grant of stock options to purchase shares of Common Stock to outside
Directors as additional compensation for their service as Directors.   Under the
Directors Plan, outside Directors are automatically granted options to purchase
1,000 shares of Common Stock annually.   In addition, the Directors Plan
provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

     Prior to January 1, 1996, the Directors Plan provided for the grant of stock options upon a Director's initial appointment. Outside Directors appointed before the amendment of the plan received an option to purchase 21,600 shares of Common Stock upon their initial appointment or election. Options granted prior to 1996 are currently exercisable, subject to restrictions upon transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or another Thermo Electron company. Such repurchase rights lapse ratably over a five-year period, commencing with the first anniversary of the grant date. These options expire on the seventh anniversary of the grant date, unless the Director dies or otherwise ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to that date. The grant of options upon a Director's appointment was discontinued on December 31, 1995, pursuant to the terms of the plan, as amended.


     Pursuant to the amended Directors Plan, outside Directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of Stockholders of the Corporation to each outside Director then holding office. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director of the Corporation or another Thermo Electron company prior to the first anniversary of the grant date.

     In addition, under the amended Directors Plan, outside Directors are automatically granted options to purchase 1,500 shares of common stock of each majority-owned subsidiary that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become exercisable 90 days after the effective date and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or another Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price paid per share by third parties in an arms-length transaction prior to the option grant. An aggregate of 225,000 shares of Common Stock has been reserved for issuance under the Directors Plan.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During fiscal 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy for Directors. The stock holding policy requires each Director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

     In addition, the Committee adopted a policy requiring Directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, Directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron, and ThermoLase Corporation ("ThermoLase") and Trex Medical Corporation ("Trex Medical"), each a majority-owned subsidiary of the Corporation, as of December 28, 1996, with respect to
(i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and executive officers as a group.

     While certain Directors and executive officers of the Corporation are also Directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                          THERMOTREX     THERMO ELECTRON
              NAME (1)                 CORPORATION (2)  CORPORATION (3)   THERMOLASE (4)  TREX MEDICAL (5)
             ---------                 ---------------  ----------------  --------------  ----------------
Thermo Electron Corporation (6)......     9,847,540             N/A           N/A             N/A
Morton Collins.......................        24,513               0        13,504           2,164
Peter O. Crisp.......................        43,094          98,696        68,889          14,845
Paul F. Ferrari......................        28,400          25,229        24,623           3,075
George N. Hatsopoulos................        48,746       3,538,079        31,125          41,188
John N. Hatsopoulos..................        23,844         566,768        63,503          40,983
Robert C. Howard.....................        35,554         194,493        70,181          43,174
Hal Kirshner.........................        93,321         117,824        62,086         285,000
Anthony J. Pellegrino................       807,021         115,875       408,582         147,513
Firooz Rufeh.........................       100,541         133,286       260,694          93,600
Brett A. Spivey......................        70,932          19,548        41,749          21,810
Kenneth Y. Tang......................        79,516          26,033       354,318          48,706
Gary S. Weinstein....................       110,000         160,412       168,044         315,000
Nicholas T. Zervas...................        28,156               0        87,020           3,000
All Directors and current executive
officers as a group (15 persons).....     1,514,319       5,151,241     1,742,618       1,071,058

(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron, ThermoLase and Trex Medical beneficially owned consist of shares owned by the indicated person, and all share ownership includes sole voting and investment power.


(2) Shares of the Common Stock beneficially owned by each Director and executive officer and by all Directors and executive officers as a group exclude 9,847,540 shares beneficially owned by Thermo Electron, as to which shares each Director and executive officer and all members of such group disclaim beneficial ownership. Shares of the Common Stock beneficially owned by Mr. Collins, Mr. Crisp, Mr. Ferrari, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Kirshner, Mr. Pellegrino, Mr. Rufeh, Dr. Spivey, Dr. Tang, Mr. Weinstein, Dr. Zervas and all Directors and executive officers as a group include 17,710, 27,800, 27,650, 36,600, 21,000, 31,320,
     73,000, 134,500, 66,000, 67,969, 63,318, 100,000, 26,200 and 713,467
     shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Collins, Mr. Crisp, Dr. Zervas and all Directors and executive officers as a group include 269, 1,921, 2,061 and 4,251 full shares, respectively, that had been allocated through December 28, 1996, to their respective accounts maintained under the Corporation's
     Deferred Compensation Plan for Directors.   Shares beneficially owned by
     Mr. Ferrari include 750 shares held in a trust of which Mr. Ferrari is the
     trustee.   Shares beneficially owned by Dr. G. Hatsopoulos include 160 shares held by Dr. G. Hatsopoulos' spouse and 270 shares that Dr. G. Hatsopoulos' spouse has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Pellegrino include 10,408 shares held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of Mr. Pellegrino's minor child. Shares beneficially owned by Dr. Tang include 2,025 shares held by Dr. Tang's daughter. As of December 28, 1996, no Director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of December 28, 1996, other than Mr. Pellegrino, who beneficially owned approximately 4.1% of the Common Stock; all Directors and executive officers as a group beneficially owned 7.6% of the Common Stock outstanding as of such date.


(3) The shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Kirshner, Mr. Pellegrino, Mr. Rufeh, Dr. Spivey, Dr. Tang, Mr. Weinstein and all Directors and executive officers as a group include 9,375, 1,499,500, 429,685, 47,361, 116,025, 115,875, 90,560, 13,853, 23,850, 160,075 and 2,613,733 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard and all Directors and executive officers as a group include 2,164, 1,934, 3,040 and 8,615 full shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets were, as of December 28, 1996, executive officers of Thermo Electron. Shares beneficially owned by Mr. Crisp and all Directors and executive officers as a group include 44,677 full shares, allocated through December 28, 1996 to Mr. Crisp's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Ferrari include 7,312 shares held in a trust of which Mr. Ferrari is the trustee and 13,062 shares held in a trust for the benefit of Mr. Ferrari's spouse. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by Dr. G. Hatsopoulos' spouse, 168,750 shares held by a QTIP Trust for Dr. G. Hatsopoulos' spouse, 39,937 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is trustee, and 153 shares allocated to the account of Dr. G. Hatsopoulos' spouse maintained pursuant to Thermo Electron's employee stock ownership plan. Shares beneficially owned by Dr.
     G. Hatsopoulos also include 50,000 and 10,800 shares that a family trust, of which Dr. G. Hatsopoulos' spouse is the trustee, and Dr. G. Hatsopoulos' spouse, respectively, has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. As of December 28, 1996, no Director or executive officer beneficially owned more than 1% of the outstanding Thermo Electron common stock, other than Dr. G. Hatsopoulos, who beneficially owned 2.3% of such common stock; all directors and executive officers as a group beneficially owned approximately 3.4% of the Thermo Electron common stock outstanding as of December 28, 1996.

(4) Shares of the common stock of ThermoLase beneficially owned by Mr. Collins, Mr. Crisp, Mr. Ferrari, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr.
     Howard, Mr. Kirshner, Mr. Pellegrino, Mr. Rufeh, Dr. Spivey, Dr. Tang, Mr. Weinstein, Dr. Zervas and all Directors and executive officers as a group include 13,504, 22,508, 22,508, 28,800, 53,800, 43,200, 36,400, 72,000,
     44,240, 32,000, 304,000, 100,000, 67,068  and 922,028 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all Directors and executive officers as a group include 796 full shares, allocated through December 28, 1996 to Dr. Zervas' account maintained pursuant to ThermoLase's deferred compensation plan for directors shares beneficially owned by Mr. Ferrari include 2,115 shares held in a trust of which Mr. Ferrari is the trustee. Shares beneficially owned by Mr. Crisp include 11,446 shares owned by Mr. Crisp's spouse, as to which shares Mr. Crisp disclaims beneficial ownership. Shares beneficially owned by Dr. G. Hatsopoulos include 32 shares held by his spouse. Shares beneficially owned by Mr. Pellegrino include 2,082 shares held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of his minor child. Shares beneficially owned by Dr. Tang include 3,878 shares held by Dr. Tang's daughter. As of December 28, 1996, no Director or executive officer beneficially owned more than 1% of the common stock outstanding of ThermoLase, other than Mr. Pellegrino, who beneficially owned 1.0% of such common stock; all Directors and executive officers as a group beneficially owned approximately 4.2% of the ThermoLase common stock outstanding as of such date.

(5) Shares of the common stock of Trex Medical beneficially owned by Mr. Collins, Mr. Crisp, Mr. Ferrari, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Kirshner, Mr. Pellegrino, Mr. Rufeh, Dr. Spivey, Dr. Tang, Mr. Weinstein, Dr. Zervas and all Directors and executive officers as a group include 1,500, 2,500, 1,500, 40,000, 40,000, 40,000, 150,000, 40,000,
     40,000, 15,000, 40,000, 300,000, 1,500 and 723,000 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Ferrari consist of 1,075 shares held in a trust of which Mr. Ferrari is the trustee. Shares beneficially owned by Mr. Pellegrino include 1,041 shares held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of his minor child. Shares beneficially owned by Mr. Rufeh include 53,600 shares owned by the Rufeh Family Trust of which Mr. Rufeh is the trustee. As of December 28, 1996, no Director or executive officer beneficially owned more than 1% of the outstanding common stock of Trex Medical, other than Mr.

     Weinstein, who beneficially owned 1.07% of such common stock; all Directors and executive officers as a group owned 3.6% of such outstanding common stock as of such date.

(6) Thermo Electron beneficially owned 51.3 % of the Common Stock outstanding as of December 28, 1996. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of December 28, 1996, Thermo Electron had the power to elect all of the members of the Corporation's Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1996, except in the following
instances.   Mr. Anthony J. Pellegrino failed to report a charitable gift of
2,500 shares on July 9, 1996 on his Form 5 for the fiscal year ended September 28, 1996. In addition, Thermo Electron, the beneficial owner of more than 10% of the Common Stock, filed four Forms 4 late for the months of March 1996, May 1996, July 1996 and August 1996, reporting a total of 23 transactions consisting of the exercise of options to purchase shares of Common Stock from Thermo Electron by its employees in transactions ranging in size from 85 to 900 shares, and two transactions consisting of the lapse of such options to purchase 180 and 135 shares without exercise. Thermo Electron also filed a fifth Form 4 late for the month of July 1996 by eight days, reporting one transaction.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer, its former chief executive officer, and its four other most highly compensated executive officers (the "named executive officers") for the last full fiscal year from October 1, 1995 to September 28, 1996 ("fiscal 1996") and for the nine-month period from January 1, 1995 to September 30, 1995 ("fiscal 1995"), reflecting a change in the Corporation's fiscal year-end to the 52 or 53 week period ending on the Saturday nearest September 30, and for two preceding full fiscal years ("fiscal 1994" and "fiscal 1993").


     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                           Summary Compensation Table
-------------------------------------------------------------------------------

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                               ------------
                                                                                SECURITIES
                                           ANNUAL COMPENSATION             UNDERLYING  OPTIONS
     NAME AND PRINCIPAL       FISCAL       -------------------             (NO. OF SHARES AND        ALL OTHER
          POSITION             YEAR        SALARY       BONUS                COMPANY) (3)          COMPENSATION (4)
          --------             ----        ------       -----                ------------          ----------------
Gary S. Weinstein (5)           1996         $72,916       $100,000 (2)         100,000  (TKN)         $10,256 (6)
  Chief Executive Officer                                                       100,000  (TLZ)
                                                                                300,000  (TXM)
-------------------------------------------------------------------------------------------------------------------
Firooz Rufeh (7)                1996        $167,175        $90,000 (2)          40,000  (TXM)          $6,750
  President and Former          1995        $122,850 (1)   $144,000                  --                 $7,058
  Chief Executive Officer       1994        $157,500       $137,700                  --                 $6,423
                                1993        $137,052        $93,960              30,000  (TKN)          $6,746
                                                                                480,000  (TLZ)
-------------------------------------------------------------------------------------------------------------------
Anthony J. Pellegrino (8)       1996        $223,750       $150,000 (2)          40,000  (TXM)          $5,344
Senior Vice President           1995        $187,500 (1)   $200,000                  --        --       $6,750
                                1994        $250,000       $180,000              22,500  (TMO)          $6,750
                                1993        $250,000       $175,000              22,000  (TKN)          $2,249
                                                                                 72,000  (TLZ)
                                                                                  9,000  (TMO)
-------------------------------------------------------------------------------------------------------------------
Hal Kirshner (8)                1996        $192,500       $200,000 (2)         150,000  (TXM)          $9,958 (9)
  President and Chief                                                               150  (TMO)
  Executive, Officer, Trex                                                        2,000  (TBA)
  Medical Corporation                                                             2,000  (TFG)
                                                                                  2,000  (TLT)
                                                                                  6,000  (TOC)
                                                                                  6,000  (TMQ)
                                                                                  2,000  (TSR)
                                1995        $150,000 (1)   $200,000                  --                 $7,005
                                1994        $200,000       $180,000              22,500  (TMO)          $6,750
                                1993        $200,000       $175,000              22,000  (TKN)          $2,249
                                                                                 36,400  (TLZ)
                                                                                  9,000  (TMO)
-------------------------------------------------------------------------------------------------------------------
Kenneth Y. Tang (9)             1996        $156,500        $50,000 (2)          40,000  (TXM)          $6,975
  Senior Vice President         1995        $114,000 (1)    $49,000                  --                 $6,578
                                1994        $145,000        $50,000                  --                 $6,750
                                1993        $138,000        $38,000              15,000  (TKN)          $6,868
                                                                                304,000  (TLZ)
                                                                                 10,350  (TMO)
-------------------------------------------------------------------------------------------------------------------
Brett A. Spivey                 1996        $123,750        $42,000 (2)          15,000  (TXM)          $7,094
 Vice President                 1995         $90,000 (1)    $40,000                  --                 $6,968
                                1994        $116,000        $36,000                  --                 $6,701
                                1993        $111,000        $33,000              30,000  (TKN)          $6,208
                                                                                 32,000  (TLZ)
                                                                                  6,750  (TMO)
-------------------------------------------------------------------------------------------------------------------

(1) Annual compensation for executive officers is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The Corporation changed its fiscal year-end to September from December in 1995, and as a consequence, the salary data for fiscal 1995 reflects salary paid during the nine-month period from January 1, 1995 to September 30, 1995. Salary data for subsequent fiscal years represents salary paid during the Corporation's full fiscal year.

(2) The bonus amount presented for fiscal 1995 represents the bonus paid for performance during calendar 1995. Bonuses have not yet been determined for calendar 1996; therefore, the bonus amounts shown for fiscal 1996 are estimates.

(3) Options to purchase Common Stock of the Corporation awarded to the named executive officers are followed by the designation "TKN." Mr. Weinstein and Mr. Rufeh have been granted certain options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its subsidiaries, ThermoLase (designated in the table as "TLZ") and Trex Medical (designated in the table as "TXM"), from time to time by Thermo Electron or its other subsidiaries. These options are not reported here as they were granted as compensation for service to the other Thermo Electron companies in capacities other than in their capacities as officers of the Corporation. The named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain its other subsidiaries as part of Thermo Electron's stock option program in their capacities as officers of the Corporation. Options have been granted during the period covered by the table to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ) and Thermo Sentron Inc.
     (designated in the table as TSR).   The shares of common stock of Thermo
     Electron reported in the table reflect a three-for-two stock split distributed in June 1996 in the form of a 50% stock dividend.

(4) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan or, as to Mr. Pellegrino and Mr. Kirshner for fiscal 1993, the LORAD 401(k) plan.

(5) Mr. Weinstein was appointed the Corporation's Chief Executive Officer effective as of February 26, 1996. He was also appointed a vice president of Thermo Electron effective as of February 26, 1996, and a portion of his annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron since the commencement of his employment for the time he devoted to his responsibilities in that capacity. The annual cash compensation (salary and bonus) reported in the table for Mr. Weinstein represents the amount paid by the Corporation and all other sources for Mr. Weinstein's services as its chief executive officer. For fiscal 1996, approximately 50% of Mr. Weinstein's aggregate salary and bonus earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his services as chief executive officer.

(6) Represents the amount of compensation attributable to an interest-free loan provided to Mr. Weinstein pursuant to the Corporation's Stock Holding Assistance Plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

(7) Prior to February 1997, Mr. Rufeh served as a vice president of Thermo Electron, as well as the president of the Corporation. He also served as the chief executive officer of the Corporation until February 1996. A portion of Mr. Rufeh's annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron for the time he devoted to his responsibilities as a vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Rufeh represents the amount paid by the Corporation and all other sources for Mr. Rufeh's services to the Corporation and its subsidiaries.

     For 1996, 1995, 1994 and 1993, 90%, 90%, 90% and 81%, respectively, of Mr.
     Rufeh's aggregate salary and bonus earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his services in all capacities to the Corporation and its subsidiaries.

(8) Mr. Pellegrino and Mr. Kirshner were first appointed executive officers of the Corporation in November 1992 in connection with the acquisition of LORAD Corporation by the Corporation. The salary and bonus for each of Mr. Pellegrino and Mr. Kirshner are determined by employment agreements entered into with the Corporation at the time LORAD Corporation was acquired. Mr. Pellegrino also serves as a Director of ThermoQuest Corporation, a majority owned subsidiary of Thermo Electron. Options granted to Mr. Pellegrino in his capacity as a Director of ThermoQuest are not included in the table as they were granted for service in a capacity other than in his capacity as an officer of the Corporation.

(9) In addition to the matching contribution referred to in footnote (4), such amount includes $4,614, representing the market value of 115 shares of Thermo Electron common stock received by Mr. Kirshner in May 1996 at Thermo Electron's Annual Management Conference in recognition of his managerial achievements.

STOCK OPTIONS GRANTED DURING FISCAL 1996

     Mr. Weinstein and Mr. Rufeh have been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries from time to time as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation. Accordingly, options granted by Thermo Electron companies other than the Corporation and its subsidiaries have not been reported here. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

                         OPTIONS GRANTS IN FISCAL 1996
--------------------------------------------------------------------------------

                                             PERCENT OF                              POTENTIAL REALIZABLE
                                               TOTAL                                   VALUE AT ASSUMED
                                              OPTIONS                                ANNUAL RATES OF STOCK
                             NUMBER OF       GRANTED TO       EXERCISE               PRICE APPRECIATION FOR
                            SECURITIES       EMPLOYEES         PRICE                    OPTION TERM (2)
                        UNDERLYING OPTIONS   IN FISCAL          PER     EXPIRATION      ---------------
         NAME               GRANTED (1)         YEAR           SHARE       DATE         5%           10%
         ----               -----------         ----           -----       ----         --           ---
Gary S. Weinstein.        100,000  (TKN)           73.6%        $41.98     3/29/03      $1,709,000   $3,983,000
                          100,000  (TLZ)           21.3% (3)    $26.95     2/23/03      $1,097,000   $2,557,000
                          100,000  (TXM)            5.7% (3)    $11.00     3/26/08        $875,000   $2,352,000
                          100,000  (TXM)            5.7% (3)    $11.00     2/28/08        $875,000   $2,352,000
                          100,000  (TXM)            5.7% (3)    $11.00     3/11/08        $875,000   $2,352,000
---------------------------------------------------------------------------------------------------------------
Firooz Rufeh .....         40,000  (TXM)            2.3% (3)    $11.00     3/26/08        $350,000     $940,800
---------------------------------------------------------------------------------------------------------------
Anthony J.                 40,000  (TXM)            2.3% (3)    $11.00     3/26/08        $350,000     $940,800
Pellegino.........
---------------------------------------------------------------------------------------------------------------
Hal Kirshner......        150,000  (TXM)            8.5% (3)    $11.00     3/26/08      $1,312,500   $3,528,000
                              150  (TMO)           0.01% (3)    $42.79     5/22/99          $1,011       $2,124
                            2,000  (TBA)            0.2% (3)    $10.00     3/11/08         $15,920      $42,760
                            2,000  (TFG)            0.4% (3)    $10.00     9/12/08         $15,920      $42,760
                            2,000  (TLT)            0.6% (3)    $10.00     3/11/08         $15,920      $42,760
                            6,000  (TOC)            0.2% (3)    $12.00      4/9/08         $57,300     $153,960
                            6,000  (TMQ)            0.2% (3)    $13.00     3/11/08         $62,100     $166,800
                            2,000  (TSR)            0.4% (3)    $14.00     3/11/08         $22,280      $59,880
---------------------------------------------------------------------------------------------------------------
Kenneth Y. Tang...         40,000  (TXM)            2.3% (3)    $11.00     3/26/08        $350,000     $940,800
---------------------------------------------------------------------------------------------------------------
Brent A. Spivey...         15,000  (TXM)            0.9% (3)    $11.00     2/28/08        $131,250     $352,800
---------------------------------------------------------------------------------------------------------------

(1) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two stock split distributed in June 1996 in the form of a 50% stock dividend. All of the options granted during the fiscal year are immediately exercisable, except options to purchase ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. As to the options to purchase shares of the common stock of Trex Medical Corporation granted to Mr. Rufeh, Mr. Pellegrino, Mr. Kirshner and Dr. Tang, the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage to total options granted to employees of Thermo Electron and its public subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1996 AND FISCAL YEAR-END VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options of the Thermo Electron companies held at the end of fiscal 1996 by the named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.


  AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996 Year-END OPTION
                                    VALUED
--------------------------------------------------------------------------------

                                                                    NO. OF UNEXERCISED
                                              SHARES                 OPTIONS AT FISCAL        VALUE OF
                                             ACQUIRED                    YEAR-END           UNEXERCISED
                                                ON        VALUE        (EXERCISABLE/        IN-THE-MONEY
         NAME                 COMPANY        EXERCISE   REALIZED    UNEXERCISABLE) (1)        OPTIONS
         ----                 -------        --------   --------    ------------------        -------
Gary S. Weinstein .....ThermoTrex                --           --    100,000 /0                  $0 /--
                       ThermoLase                --           --    100,000 /0                  $0 /--
                       Trex Medical              --           --    300,000 /0          $2,775,000 /--
----------------------------------------------------------------------------------------------------------
Firooz Rufeh (2) ......ThermoTrex                --           --     66,000 /0          $1,760,550 /--
                       ThermoLase           435,760  $13,167,520     44,240 /0            $923,510 /--
                       Trex Medical              --           --     40,000 /0            $370,000 /--
----------------------------------------------------------------------------------------------------------
Anthony J. Pellegrino  ThermoTrex                --           --    134,500 /0          $3,442,288 /--
                       ThermoLase                --           --     72,000 /0          $1,557,000 /--
                       Trex Medical              --           --     40,000 /0            $370,000 /--
                       Thermo Electron           --           --    115,875 (3)         $2,953,132 /--
----------------------------------------------------------------------------------------------------------
Hal Kirshner ..........ThermoTrex            76,500  $ 2,079,270     73,000 /0          $1,809,155 /--
                       ThermoLase                --           --     36,400 /0            $787,150 /--
                       Trex Medical              --           --    150,000 /0          $1,387,500 /--
                       Thermo Electron           --           --    116,025 /0 (3)      $2,953,132 /--
                       Thermo BioAnalysis        --           --      2,000 /0              $7,750 /--
                       Thermo Fibergen           --           --      2,000 /0              $5,250 /--
                       ThermoLyte                --           --          0 /2000              --/ $0 (4)
                       Thermo Optek              --           --      6,000 /0             $18,000 /--
                       ThermoQuest               --           --      6,000 /0              $3,000 /--
                       Thermo Sentron            --           --      2,000 /0                  $0 /--
----------------------------------------------------------------------------------------------------------
Kenneth Y. Tang .......ThermoTrex                --           --     63,318 /0          $1,840,598 /--
                       ThermoLase                --           --    304,000 /0          $6,490,000 /--
                       Trex Medical                                  40,000 /0            $370,000 /--
                       Thermo Electron       19,125  $   595,419     23,850 /0            $674,004 /--
----------------------------------------------------------------------------------------------------------

                       Thermo Ecotek             --           --      3,000 /0             $33,501 /--
                       Thermo Fibertek           --           --      4,500 /0             $45,563 /--
----------------------------------------------------------------------------------------------------------
Brett A. Spivey .......ThermoTrex                --           --     67,969 /0          $1,822,918 /--
                       ThermoLase                --           --     32,000 /0            $692,000 /--
                       Trex Medical                                  15,000 /0            $138,750 /--
                       Thermedics                --           --      2,250 /0             $36,574 /--
                       Thermo Ecotek             --           --      1,500 /0             $16,751 /--
                       Thermo Electron        6,147  $   39,6728     13,853 /0            $381,413 /--
                       Thermo Fibertek           --           --      4,500 /0             $45,563 /--
----------------------------------------------------------------------------------------------------------

(1) The shares of the common stock shown in the table have been adjusted to reflect three-for-two stock splits, each in the form of a 50% stock dividend, distributed by Thermo Electron in June 1996 and Thermo Fibertek Inc. in June 1996. All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo
     Electron company.   The granting corporation may exercise its repurchase
     rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. As to the options to purchase shares of the common stock of Trex Medical Corporation granted to Mr. Rufeh, Mr. Pellegrino, Mr. Kirshner and Dr. Tang, the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

(2) As officers of Thermo Electron, Mr. Weinstein and Mr. Rufeh also hold unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in their capacities as officers of the Corporation.

(3) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to each of Mr. Kirshner and Mr. Pellegrino are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(4) No public market existed for the shares as of December 28, 1996. Accordingly, no value in excess of the exercise price has attributed to these options.

EMPLOYMENT AGREEMENTS

     In connection with the acquisition of the LORAD Corporation ("LORAD") in November 1992, the Corporation entered into an employment agreement with each of Mr. Anthony J. Pellegrino and Mr. Hal Kirshner. Mr. Pellegrino's agreement calls for Mr. Pellegrino to serve as Chairman of the Board and Chief Executive Officer of LORAD until December 31, 1995, at a base salary of $250,000 per year plus bonus. Mr. Kirshner's agreement calls for Mr. Kirshner to serve as President and Chief Operating Officer of LORAD until December 31, 1995, at a base salary of $200,000 per year plus bonus. These agreements expired on December 31, 1995.

SEVERANCE AGREEMENTS

     In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the Board of Directors of Thermo Electron, (ii) the failure of the Board of Directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or
(iii) any other event that the Board of Directors of Thermo Electron determines
constitutes an effective change of control of Thermo Electron.   Each of the
recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance (as defined below) equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the qualifying severance. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of September 28, 1996, Mr. Rufeh would have received approximately $335,000.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

     The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group.

     Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The Committee changed its fiscal year to end on the Saturday nearest September 30 in 1995. Because the compensation practices of the Corporation are guided by the policies of its parent corporation, Thermo Electron, the Committee has continued to conduct cash compensation reviews on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of the board of directors of Thermo Electron. Thermo Electron operates on a fiscal year that ends on the Saturday nearest December 31.

     The process for determining each of these elements for the Corporation's officers is outlined below.

     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation. Until the end of calendar 1995, the base salary of Mr. Pellegrino, the senior vice president of the Corporation, and Mr. Kirshner, the president and the chief executive officer of Trex Medical Corporation, was determined under employment agreements entered into with each executive officer in connection with the acquisition of LORAD Corporation in November 1992 by the Corporation. Mr. Pellegrino's agreement provided for the payment of a minimum annual base salary of $250,000 until December 31, 1995. Mr. Kirshner's agreement provided for the payment of a minimum annual base salary of $200,000 until December 31, 1995. In each case, these were the annual base salaries in effect at the time of the acquisition. These employment agreements expired at the end of 1995, and since that date, the salaries of Mr. Pellegrino and Mr. Kirshner have been reviewed and determined using the same principles as for the other executive officers of the Corporation.

     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and leve l of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived below average. The measures of operating returns used in the Committee's determinations in fiscal 1996 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities.

     The bonuses for named executive officers approved by the Committee with respect to calendar 1996 performance in each instance exceeded the median potential bonus.

     STOCK OPTION PROGRAM

     The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporation, Thermo Electron, and its majority-owned subsidiaries, ThermoLase Corporation and Trex Medical Corporation, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to all employees over a five-year period below 12% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

     Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of subsidiaries of Thermo Electron and the Corporation were determined by the human resources committee of the board of directors of the applicable company using a similar analysis.

STOCK OWNERSHIP POLICIES

     During fiscal 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deeded it appropriate to permit officers to achieve these ownership levels over a three-year period.

     In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required be repaid ratably to the Corporation over a five-year period. During 1996, Mr. Weinstein, the Corporation's chief executive officer, received a loan in the principal amount of $375,003.85 under this program. See Relationship with Affiliates - Stock Holding Assistance Plan.

     The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises for a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based." The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1996 CEO COMPENSATION

     Mr. Gary S. Weinstein was appointed the Corporation's chief executive officer in February 1996. His salary, bonus potential and awards of stock options in the Corporation and its majority owned subsidiaries were the subject of arms-length negotiations between Mr. Weinstein and Thermo Electron as an inducement for him to accept the position of Vice President of Thermo Electron and as Chief Executive Officer of the Corporation. Future decisions relating to cash compensation for Mr. Weinstein are made by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as a vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Weinstein's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Weinstein is evaluated on his performance related to the Corporation, as well as on his performance of other responsibilities within Thermo Electron, weighted in accordance with the amount of time and effort devoted to each operation or function. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Weinstein's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Weinstein's compensation to be paid by the Corporation.

     In December 1996, the Committee conducted its review of Mr. Weinstein's proposed salary for 1997 and bonus for 1996 performance. The Committee concurred in the recommendation made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Weinstein's total cash compensation for 1996 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

                         Mr. Peter O. Crisp (Chairman)
                               Mr. Morton Collins
                             Dr. Nicholas T. Zervas

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group.

           COMPARISON OF TOTAL RETURN AMONG THERMOTREX CORPORATION,
            THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND THE
  DOW JONES TOTAL RETURN INDEX FOR THE DIVERSIFIED TECHNOLOGY INDUSTRY GROUP
                 FROM DECEMBER 31, 1991 TO SEPTEMBER 27, 1996

--------------------------------------------------------------------------------







-----------------------------------------------------------------
         12/31/91  12/31/92  12/31/93  12/31/94  9/30/95  9/27/96
-----------------------------------------------------------------
TKN        100        115       159       140      353      372
-----------------------------------------------------------------
AMEX       100        101       121       110      138      144
-----------------------------------------------------------------
DJDIV      100        110       129       133      175      208
-----------------------------------------------------------------

     The total return for the Corporation's Common Stock (TKN), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return for the Diversified Technology Industry Group (DJDIV) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TKN."

                         RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held majority-owned subsidiaries. The Corporation has created ThermoLase Corporation ("ThermoLase") and Trex Medical Corporation ("Trex Medical") as publicly held, majority-owned subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. Thermo Electron assessed the Corporation an annual fee equal to 1.2% and 1.25% of the Corporation's revenues for these services in calendar 1995 and for periods prior to calendar 1995, respectively. Effective January 1, 1996, the fee was reduced to 1.0% of the Corporation's revenues. The fee may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $1,906,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that such fees are representative of the expense the Corporation would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on costs attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time, the Corporation may transact business with other companies in the Thermo Group. In fiscal 1996, such transactions included the following. A majority-owned subsidiary of Thermo Electron provides contract administration and data processing services to the Corporation. The Corporation was charged $90,000 for such services for fiscal 1996.

     The Corporation leased two office and research facilities from Thermo Electron under an agreement that was terminated in June 1996. The rental payments made to Thermo Electron during fiscal 1996 were $89,000. In connection with the Corporation's decision to close its Waltham facilities and because Thermo Electron desires to sell these facilities, the Corporation vacated these facilities in June 1996.

     Trex Medical has an arrangement with the Tecomet division of Thermo Electron for the manufacture of Trex Medical's proprietary HTC grid. Under this arrangement Tecomet manufactures the grid for Trex Medical pursuant to written purchase orders. During fiscal 1996, Trex Medical purchased 331 grids for an aggregate purchase price of $397,000 under this arrangement. In addition, Trex Medical paid Tecomet $250,000 during fiscal 1996 for research and development provided by Tecomet in connection with this project. Trex Medical owns the intellectual property rights to the grid.

     Under an arrangement with Thermedics Detection Inc., a subsidiary of Thermedics Inc., a majority-owned subsidiary of Thermo Electron, Trex Medical manufactures an X-ray source that is used as a component to a fill-measuring device produced by Thermedics Detection. Trex Medical manufactures these X-ray sources for Thermedics Detection pursuant to written purchase orders. During fiscal 1996, Thermedics Detection purchased 100 units from Trex Medical for an aggregate purchase price of $361,000 under this arrangement.

     In September 1995, the Corporation borrowed $8,000,000 from Thermo Electron pursuant to a promissory note, due September 1996, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points. This note was repaid in September 1996. In September 1996, the Corporation borrowed $2,000,000 from Thermo Electron pursuant to a promissory note, due April 1997, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points.

     The Corporation sold its thermo electrics and thermionics businesses to two subsidiaries of Thermo Electron, for approximately $860,000, which represents the net book value of the net assets transferred.

     As of September 28, 1996, $40,727,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to

Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Thermo Electron owned approximately 51% of the Corporation's outstanding Common Stock on December 28, 1996. Thermo Electron intends for the foreseeable future to maintain at least 50% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These and other purchases may be made either in the open market or directly from the Corporation.

     In November 1995, Mr. Crisp and Mr. Rufeh, Directors of the Corporation, and Mr. Kirshner, Mr. Pellegrino and Dr. Spivey, executive officers of the Corporation, purchased from Trex Medical 10,000, 19,600, 100,000, 20,000 and 9,800 shares of Trex Medical common stock, respectively, for an aggregate purchase price of $102,500, $200,900, $1,025,000, $205,000 and $100,450,
respectively, in a private placement of 1,852,000 shares of common stock by Trex Medical at $10.25 per share.

STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1996, Mr. Weinstein received a loan in the principal amount of $375,003.85 under this plan to purchase 10,000 shares. The loan to Mr. Weinstein is payable on demand and requires that 20% of the principal amount of the loan be repaid from the bonus payable to Mr. Weinstein in each of the next five years, commencing with the bonus payment in 1997 for calendar 1996 performance, until the loan is repaid in full.

                               -- PROPOSAL 2 --

   PROPOSAL TO INCREASE SHARES AVAILABLE FOR ISSUANCE UNDER THE CORPORATION'S

                         NONQUALIFIED STOCK OPTION PLAN

     The Board of Directors has approved an increase of 500,000 shares in the number of shares of Common Stock available for issuance under the Corporation's nonqualified stock option plan (the "Plan"), and is recommending the increase to the Stockholders for their approval. If approved by the Stockholders, the aggregate number of shares available for issuance under the Plan would increase from 1,945,000 shares to 2,445,000 shares.

     By early 1996, the Corporation had depleted nearly all of the available shares under its existing stock option plans, comprised of its nonqualified and incentive stock option plans (the "Plans"). The Board of Directors acted to increase the available shares, subject to Stockholder approval, in order to grant options to key employees, including its newly hired chief executive officer, of the Corporation. Since the adoption of the Stock Option Plans in 1990 and after giving effect to the proposed increase, net options to purchase a total of 2,042,355 shares of Common Stock of the Corporation had been granted, representing approximately 10.6% of the Corporation's outstanding Common Stock. It is the Corporation's objective to award net options to purchase not more than 12% of its Common Stock over a five-year period. As of December 28, 1996 and after giving effect to the proposed increase, options to purchase 1,289,452 shares were outstanding under the Stock Option Plans. If the increase is approved, the number of shares of Common Stock currently remaining available for grant under the Stock Option Plans would be 402,645 shares.

     The Plan is administered by the Human Resources Committee of the Board of Directors ("the Committee"), which has the authority to determine, among other things, which persons will receive options, the number of shares subject to options, the option price and the option period. Options granted under the Plan are non-statutory options and, may be granted at any price under the Nonqualified Plan as determined by the Committee in its discretion although it has been the Committee's practice to grant options at the fair market value of the underlying Common Stock on the date of grant.

     The exercisability provisions of options, their vesting schedules, their terms and other provisions are established by the Committee. The Committee may also determine at what time each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. Generally, options are granted for terms ranging from seven to 12 years and are exercisable immediately, subject to the right of the Corporation to repurchase the shares issued upon exercise at the exercise price. This right generally lapses in increments over a five-to-ten year period, depending on the option term, commencing one year after the date of grant. Options may be exercised for cash or by tendering shares of Common Stock having a fair market value equal to the aggregate exercise price, or by a combination of cash and such stock. Generally, option holders are permitted to tender shares of Common Stock to satisfy certain withholding tax obligations on exercise of options.

     Generally, options granted under the Plan are nontransferable and may be exercised only if the optionee has remained continuously employed by the Corporation from the time the option was granted until at least three months before the option is exercised. If an optionee dies before exercising an option, the option may be exercised within six months from the optionee's death by the executor or beneficiary of the optionee's estate. In December 1996, the Committee amended the Plan to permit Directors and executive officers to transfer options to their immediate family members, family trusts or family partnerships.

     The Plan remains in full force and effect until terminated by the Board of Directors. The Board of Directors may at any time or times amend or review the Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the plan as to any further grants of awards. No amendment of the Plan or any outstanding award may adversely affect the rights of a participant as to any previously granted award without his or her consent. Stockholder approval of amendments shall be required only as is necessary to satisfy the then-applicable requirements of Rule 16b-3 (or any successor rule), of stock exchanges or of any federal tax law or regulation relating to incentive stock options.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal current federal income tax consequences of stock options of transactions under the Plan. It does not describe all federal tax consequences under the Plan, nor does it describe state, local or foreign tax consequences.

     With respect to non-statutory stock options granted under the Plan, no income is realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation receives a tax deduction for the same amount, and at disposition, appreciation or depreciation after the date of exercise, and the Corporation receives a tax deduction for the same amount, and at disposition, appreciation or depreciation after the date of exercise is treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

NEW PLAN BENEFITS

     The following table sets forth the number of shares of the Corporation's Common Stock for which options to purchase have been granted over the last 12 months, subject to Stockholder approval, to the chief executive officer, the other named executive officers named in the Summary Compensation Table, all current executive officers together as a group, all current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers, as a group.


                 NAME                       DOLLAR VALUE ($)    NUMBER OF SHARES
Gary S. Weinstein..........................     $4,148,000            100,000
Firooz Rufeh ..............................        ---                 ---
Anthony J. Pellegrino .....................        ---                 ---
Hal Kirshner ..............................        ---                 ---
Kenneth Y. Tang ...........................        ---                 ---
Brett A. Spivey ...........................        ---                 ---
Executive Group ...........................     $4,566,500            110,000
Non-Executive Director Group ..............        ---                 ---
Non-Executive Officer  Employee Group .....        ---                 ---

RECOMMENDATION

     The Board of Directors believes that the proposal to increase the number of shares of Common Stock available for issuance under the Plan will continue to provide the Corporation with the opportunity to reward employees and others who are expected to make significant contributions to the future growth and success of the Corporation, and to encourage such individuals to take into account the long-term interests of the Corporation and its Stockholders through ownership of the Corporation's Common Stock. Accordingly, the Board of Directors believes that the proposal is in the best interests of the Corporation and its Stockholders and recommends that the Stockholders vote "FOR" the approval of the increase in the number of shares available for issuance under the Plans. If not otherwise specified, Proxies will be voted FOR approval of the proposal. Thermo Electron, which beneficially owned approximately 51% of the outstanding voting stock of the Corporation on January 30, 1997, has sufficient votes to approve the proposal and has indicated its intention to vote for the approval of the proposal.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1990. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of three outside Directors, the purpose of which is to review the scope and results of the audit.

                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than October 20, 1997.

                            SOLICITATION STATEMENT

     The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

San Diego, California

February 14, 1997

                                 FORM OF PROXY


                            THERMOTREX CORPORATION


      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 12, 1997


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John N. Hatsopoulos, Jonathan W. Painter and Gary S. Weinstein, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of ThermoTrex Corporation, a Delaware corporation (the "Company"), to be held on Wednesday, March 12, 1997, at 11:00 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 30, 1997, with all of the powers the undersigned would possess if personally present at such meeting:


          (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


          Please mark your
[  x  ]   votes as in this
          example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

NOMINEES: Morton Collins, Peter O. Crisp, Paul F. Ferrari, George N. Hatsopoulos, John N. Hatsopoulos, Robert C. Howard, Firooz Rufeh, Gary S. Weinstein and Nicholas T. Zervas.


                                                 FOR       AGAINST     ABSTAIN

2.   Approve proposal to increase the number     [   ]     [   ]       [  ]
     of shares of Common Stock available for
     issuance under the Corporation's nonqualified stock option plan by 500,000 shares.

3. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.